Exhibit 10.16

AMENDED AND RESTATED WARRANT AGREEMENT

This Amended and Restated Warrant Agreement (this “Agreement”), is made and entered into this 8th day of September, 2003, by and between DIGITAS INC., a Delaware corporation (the “Company”) and Highbridge International LLC, a Cayman Island limited liability company (the “Purchaser”).

RECITALS

1.    Bronner Slosberg Humphrey Co., a Massachusetts business trust (“BSH”), Positano Partners Ltd. (“Positano”), a Bermuda exempt company, and other parties named therein entered into a Recapitalization Agreement dated November 28, 1998 (the “Recapitalization Agreement”), pursuant to which BSH issued Positano a warrant to purchase an aggregate of 15,000 shares of beneficial interest in BSH (the “Original Warrant”).

2.    The Company is the successor-in-interest to BSH and has assumed all of BSH’s rights and obligations under the Original Warrant.

3.    The Original Warrant was adjusted from 15,000 to 900,000 shares to give effect to a sixty for one stock split.

4.    In January 2000, the Company repurchased a portion of the Original Warrant representing 120,000 shares from Positano.

5.    On March 13, 2000, Positano assigned its rights under the Original Warrant to three of its affiliates (the “HF Entities”), and in connection therewith, the Company issued a separate warrant to each of the HF Entities (the “HF Warrants”).

6.    The Purchaser agreed to purchase each of the HF Warrants pursuant to that certain Warrant Purchase Agreement, dated June 26, 2003.

7.    The parties to the HF Warrants desire to amend such warrants to clarify the parties’ relationship and to combine the three separate warrant agreements into one agreement granting the Purchaser the right to purchase the Digitas Shares on the terms and subject to the conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

1.1.    Grant of Warrant. The Company hereby grants to the Purchaser an exclusive and irrevocable warrant (the “Warrant”) to purchase from the Company 780,000 authorized but unissued Digitas Shares (collectively, the “Warrant Shares”) at a cash price per share of $2.5184 (the “Exercise Price”) subject to adjustment as provided in Section 1.6 hereof.

1.2.    Exercise of Warrant. (a) (i) Subject to the conditions set forth in Section 1.3 hereof, the Warrant may be exercised by the Purchaser, in whole or in part, at any time of from time to time after the date hereof and until expiration of the Warrant for cash(ii) The Company shall not, prior to the termination of the Warrant, take any action which would have the effect of preventing or disabling the Company from delivering the Warrant Shares to the Purchaser upon exercise of the Warrant or otherwise performing the Company’s obligations under this Agreement.

(b)    In the event the Purchaser elects to exercise the Warrant, the Purchaser shall give a written notice to the Company specifying the number of the Warrant Shares the Purchaser will purchase and place the date (not later than ten business days, nor earlier than the expiration of any applicable waiting period under the HSR Act) for the closing of such purchase.

1.3.    Payment and Delivery of Certificate(s) upon Exercise of Warrant. (a) At any closing of any purchase of any of the Warrant Shares hereunder:

(i)    the Purchaser shall (1) if exercising the Warrant for cash, pay to the Company the aggregate price for the Warrant Shares so purchased by certified or cashier’s check or by wire transfer, and (2) if exercising the Warrant for Digitas Inc. common stock, deliver to the Company a certificate or certificates representing the number of shares of common stock equal to the number of Warrant Shares so purchased multiplied by a fraction, the numerator of which is the Exercise Price and the denominator of which is the average closing price as reported by NASDAQ for the ten trading day period ending on the day the Warrant exercise notice is delivered;

(ii)    the Company shall deliver to the Purchaser a duly issued certificate (or certificates in the denomination designated by the Purchaser in its notice of exercise) representing the number of the Warrant Shares purchased; and

(iii)    the number of Warrant Shares subject to the Warrant shall be reduced by the number of Digitas Shares acquired by the Purchaser at such closing.

(b)    The obligation of the Company to deliver Warrant Shares at such closing shall be subject to the conditions that no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, shall be in effect which would prohibit such sale and delivery, and any applicable waiting period under the HSR Act shall have expired.

1.4.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:

(a)    Due Authorization, Etc. This Agreement has been duly authorized by all necessary action on the part of the Company, has been duly executed by a duly authorized officer of the Company and is valid, binding and enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors’ rights generally, by general equitable principles and by implied covenants of good faith and fair dealing.

(b)    Warrant Shares. The company has taken all necessary corporate action to authorize and reserve for issuance, upon exercise of the Warrant, the Warrant Shares. The Warrant Shares, upon purchase by the Purchaser, will be duly authorized, validly issued, fully paid and nonassessable, and delivered to the Purchaser free and clear of all claims, liens, charges, security interests or encumbrances of any kind, including, without limitation, any preemptive or similar rights.

(c)    No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach or violation of, be in conflict with, or will constitute a default under, the By-Laws or other organizational documents of the Company or any if its subsidiaries; or any indenture, loan or credit agreement or any other agreement or instrument to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries may be affected or is bound, which would have a material adverse effect on the business, properties, assets, financial condition or results of operations (a “Material Adverse Effect”) of the Company and its subsidiaries taken as a whole.

1.5.    Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

(a)    Due Authorization. This Agreement has been duly authorized by all necessary action on the part of the Purchaser and has been duly executed by a duly authorized officer of the Purchaser, and is valid, binding and enforceable against the Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors’ rights generally, by general equitable principles and by implied covenants of good faith and fair dealing.

(b)    Distribution. Any Warrant Shares to be acquired upon exercise of the Warrant will not be acquired by the Purchaser with a view to the public distribution thereof, and will not be transferred, except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended and permitted by this Agreement.

(c)    No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any breach or violation of, be in conflict with, or will constitute a default under, the partnership agreement or other organizational documents of the Purchaser or any indenture, loan or credit agreement or any other agreement or instrument to which the Purchaser is a party, or by which the Purchaser may be affected or is bound, which would have a Material Adverse Effect upon the Purchaser.

1.6.    Adjustment Upon Changes in Capitalization. In the event of any change in, or affecting, the issued and outstanding Digitas Shares by reason of any dividend, stock split, merger, recapitalization, combination, conversion, exchange of shares, or other change in the capital structure of the Company, the number and kind of shares or securities subject to the Warrant and the Exercise Price shall be appropriately and equitable adjusted (with adjustments being cumulative if more than one of such events shall have occurred) so that the Purchaser shall receive, upon exercise of the Warrant, the number and class of Warrant Shares or other securities or property that the Purchaser would have received in respect of Warrant Shares if the Warrant had been exercised immediately prior to such event. The parties hereto agree that the number of Warrant Shares issuable upon full exercise of the Warrant set forth in Section 1.1 above, is true and correct as of the date hereof and accounts for all such events that have transpired since the date of the Original Warrant.

1.7.    Specific Performance. The Company and the Purchaser acknowledge that the Warrant and the Warrant Shares are unique and that neither party hereto will have an adequate remedy at law if the other breaches any covenant contained herein or fails to perform any of its obligations under this Agreement. Accordingly, each party agrees that the other shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if the other party shall fail or threaten to fail to perform any of its obligations under this Agreement.

1.8.    Expiration. The Warrant shall expire on the earlier of (i) the date of which the number of Warrant Shares is reduced to zero, and (ii) January 6, 2009.

1.9.    Miscellaneous. (a) Assignability. (i) The rights and obligations of the Purchaser with respect to all or a portion of the Warrant shall be assignable by the Purchaser to and only to any affiliate of the Purchaser, if and only if such affiliate shall, by a written instrument reasonably satisfactory to the Company, agree to assume all of the Purchaser’s obligations hereunder and to be bound by all of the terms and conditions of this Agreement.

(ii)    The obligations of the Company shall not be assignable without the prior written consent of the Purchaser, and any purported assignment without such prior written consent shall be null and void.

(b)    Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any third party any rights or remedies by virtue of the Agreement or any exercise or non-exercise of the Warrant granted hereby.

(c)    Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. The parties hereto, constituting all of the parties to the HF Warrants, have agreed to amend the HF Warrants as set forth herein.

(d)    Notices. Except as other wise expressly provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to the other party when delivered by hand, by messenger or by a nationally recognized overnight delivery company, when delivered by telecopy and confirmed by return telecopy, or when delivered by first-class mail, postage prepaid and return receipt requested, to the parties at the addresses set forth below:

If to the Company:	Digitas LLC Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 Attention: General Counsel Facsimile: (617) 867-1111

with a copy to:	Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109-2881 Attention: Stuart M. Cable, P.C. Facsimile: (617) 523-1231

If to the Purchaser:	Highbridge International LLC Attention: Richard Potapchuk

Facsimile:

With a copy to:	Attention: Facsimile:

The addresses set forth above may be changed by any party by furnishing to the other party a notice of change of address in accordance with the terms of this paragraph.

(e)    Governing Law. This Agreement shall be governed and construed in accordance with the law of the Commonwealth of Massachusetts.

(f)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

(g)    Effect of Headings. The section and paragraph headings herein are for convenience and shall not affect the construction hereof.

(h)    Time if the Essence. The parties agree that time shall be of the essence in the performance of obligations hereunder.

(i)    Survival of Representations and Warranties. The representations, warranties, covenants an agreements shall survive any closing pursuant to this Agreement.

(j)    Expenses. Each of the parties hereto shall pay all fees and expenses it incurs in connection with this Agreement.

(k)    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(l)    Entire Agreement. This Agreement and the other agreements referenced herein constitute the entire agreement between the Company and the Purchaser with respect to the matters covered herein and supersedes any prior negotiations, understandings or agreements with respect to the matters contemplated hereby.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.

DIGITAS INC.

By    /s/    Thomas M. Lemberg

Name: Thomas M. Lemberg

Title: General Counsel

HIGHBRIDGE INTERNATIONAL LLC

By    /s/    Richard Potapchuk

Name: Richard Potapchuk

Title: Managing Director